GIVEMEPOWER CORPORATION

March 3, 2021

Attention: Kent Jacobson and Warren Wayne

Re:      Non-Binding Letter of Intent

Gentlemen:

Memorializing our discussions over the past week, the following represents a summary of the terms of our proposal regarding an acquisition by GiveMePower Corporation. (“GMPW” or “Company”), of 370 Amapola Ave., Suite 200-A, Torrance, CA 90501, or its wholly-owned subsidiary, Malcolm Wingate Cush Franklin, LLC, of one hundred percent (100%) of the stock (on a fully-diluted basis) of BitCentro Mining Inc, (“BitCentro”) or it’s assignees and partners, a Canadian corporation/business, from its current owners, Energy Structuring, Inc. of 5605 Riggins Ct., Suite 200, Reno NV 89502. This Letter of Intent ("Letter of Intent") sets forth the agreement of the parties to proceed promptly and in good faith to complete the terms of, and to execute, deliver and perform a Stock Purchase Agreement (the “Definitive Agreement”).

This non-binding Letter of Intent shall expire on March 31, 2021 or until the parties enter into the Definitive Agreement, whichever occurs first, with an outside anticipated closing date of the transaction no later than thirty (30) days from the date the Definitive Agreement is executed by all parties or such other date for closing as is set forth in said Agreement.  Upon written request to BitCentro, GMPW shall be entitled to a 14-day extension of the expiration date of this Letter of Intent should any extension be necessary due to delays in completing the due diligence review pursuant to Section 5 below or in satisfying any of the conditions precedent in Section 4.

The transaction will be structured as follows:

1.         Acquisition of Stock.  GMPW or its wholly-owned subsidiary, Malcolm Wingate Cush Franklin, LLC will acquire from BitCentro and/or its shareholders (collectively, the “Seller”) one hundred percent (100%), on a fully-diluted basis, of all of the issued and outstanding shares of all classes of stock (the “Shares”) of BitCentro (the “Acquisition”).

2.         Consideration.  As consideration for the Shares, GMPW will pay Seller a total of Two Million Eight Hundred Thousand U.S. Dollars ($2,800,000), which shall be payable in a combination of cash and common stock as follows:

(a)         Five Hundred Thousand ($500,000) dollars, (could be adjusted to $550,000 depending on the definite purchase agreement) paid in cash for 75% of BitCentro mining businesses, to be paid on signing of the Definitive Agreement.

(b)         Two Million Three Hundred Thousand (2,300,000) (could be adjusted to $2,500,000 depending on the definite purchase agreement) SEC Rule 144 restricted shares of GMPW common stock.  To be registered after GMPW’s current S-1 is cleared by the SEC:

1)	This payment shall be for the 25% of BitCentro that was not as at the time of the payment owned by GMPW.

(c)         The foregoing consideration shall be structured in the definitive agreement in such as to provide such favourable tax consequences for BITCENTRO and its shareholder may desire or deem necessary.

(d)                  GMPW agrees to place the $500,000 (could be adjusted to $550,000 depending on the definite purchase agreement) cash portion of the purchase, with an agreed upon escrow agent or attorney at the time of the signing of this agreement.

(e)                   In the event that GMPW exercises its right to purchase the remaining 25% for shares, GMPW agrees to establish a floor price of .35 cents USD for the benefit of the Seller, in the event that the share price falls below this amount for more than 15 consecutive days. GMPW agrees to issue additional shares to cover any decrease in value from the issuance of shares.

3.          Management of BitCentro Post-Acquisition.

(a)         BITCENTRO will be operated as a separate division or wholly-owned subsidiary of Malcolm Wingate Cush Franklin, LLC, with separate profit and loss responsibilities.  Designated management will have employment contracts with base compensation, bonus and benefits commensurate with their positions.  In no event will their compensation be less than that received during the previous year pre-closing.

(b)         Designated senior managers of BITCENTRO shall have employment contracts with the company which shall be executed at closing.

4.         Conditions Precedent.  As conditions precedent to the closing of the Acquisition, the following events must first have occurred or be satisfied:

(a)         Consent of Directors and Shareholders.  The Board of Directors and the shareholders of GMPW and BITCENTRO shall have approved and agreed to the acquisition of the Shares of BITCENTRO by GMPW.

(b)         Third-Party Consents.  To the extent required under the terms of any existing contracts, all third-party approvals and consents shall have been obtained to the sale of the Shares and the sale of a controlling interest in BITCENTRO to GMPW.

(c)         Due Diligence Review.  GMPW and its legal counsel shall have completed, to their satisfaction in their sole discretion, their due diligence review of BITCENTRO and all of its properties and assets.

5.         Due Diligence.  BITCENTRO and its shareholders agree to honor all reasonable requests of GMPW, its legal counsel, accountants and other agents, for information, materials and documents that relate to BITCENTRO, its properties and assets.  GMPW and its agents and representatives agree to preserve the confidentiality of all information, materials and documents provided to them.  In that regard, BITCENTRO and its shareholders agree that GMPW shall have full and complete access to the books, records, financial statements and other documents (including without limitation, articles of incorporation, bylaws, minutes, stock transfer books, material contracts, and tax returns) of BITCENTRO as GMPW, its legal counsel and accountants, may deem reasonable or necessary to conduct an adequate due diligence investigation and review.

6.         Good Faith Representation.  This Letter of Intent is intended to set forth the basic terms and conditions of the parties with respect to the matters discussed.  The parties agree that hereafter they shall promptly take all steps necessary to have their respective legal counsel prepare the final documentation necessary to effectuate their agreements.  To the extent that any material issue is not resolved herein, the parties agree to promptly and in good faith resolve the same.  Notwithstanding the lack of final documentation at this time, the parties agree to proceed at all possible speed to satisfy any conditions precedent to the completion of the intended Acquisition to all extents possible.

7.         Confidentiality.  The parties understand that it is possible certain of the conditions precedent may fail and that the intended transaction may not be completed, notwithstanding each party’s good faith best efforts.  Therefore, the parties agree that any information obtained from any other party pursuant to the negotiations leading to this Letter of Intent or hereafter until closing shall be deemed by each to be confidential trade and business secrets of each, and each party hereby warrants that it shall not disclose the same to any other person without the express prior written consent of the party from whom the information was obtained.

8.         Definitive Agreements.  The parties intend that a Stock Purchase Agreement and any other necessary ancillary agreements (collectively, the “Definitive Agreements”), which will contain customary covenants, conditions, representations and warranties made as of the date of execution and as of the date of closing of the Acquisition, will be completed and executed by the parties at or prior to the time of closing.

9.         Conduct of Business.  Until the closing of the Acquisition or the termination of this Letter of Intent, BITCENTRO will conduct its business and operations in a manner consistent with past practices and will not engage in transactions outside the ordinary course of business.

10.         Expenses.  The Company shall be solely responsible for paying, from the purchase price, the BITCENTRO fees up to $10,000 for legal counsel and accountants. BITCENTRO and/or its shareholders will be responsible for any other expenses and any taxes due, if any, as a result of the stock sale contemplated herein.

11.         Non-Binding Nature.  Upon your approval and acceptance hereof, this Letter of Intent shall constitute a non-binding agreement to enter into the aforesaid Definitive Agreements, subject, however, to the satisfaction of the conditions precedent set forth in Section 4 above.

If you accept and agree to this Letter of Intent, please sign and date a copy of this letter and return it to the undersigned at 370 Amapola Ave., Suite 200-A, Torrance, CA 90501 or by email: figwealor@goldsteinfranklin.com.

Sincerely yours,

GiveMePower Corporation.

/s/ Frank I Igwealor Frank I Igwealor Its: Chairman, President and CEO	Malcolm Wingate Cush Franklin, LLC /s/ Frank I Igwealor Frank I Igwealor Its: Managing Member

Agreed to and accepted on March 3, 2021

Energy Structuring, Inc.	Bitcentro mining
/s/ Kent Jacobson By: Kent Jacobson Title: President	/s/ Warren Wayne By: Warren Wayne Title: BitCentro Mining Management